Exhibit 99.1
                      Press Release Dated October 27, 2003



                                  NEWS RELEASE
                                OCTOBER 27, 2003


        FARMERS CAPITAL BANK CORPORATION ANNOUNCES INCREASE IN DIVIDEND

Frankfort, KY - The Board of Directors of Farmers Capital Bank Corporation today announced an increase in the Company's quarterly dividend from $.32 per share to $.33 per share. This represents a 3.1% increase in the previous dividend amount. The dividend is payable on January 1, 2004 to shareholders of record at the close of business on December 1, 2003.

Farmers Capital Bank Corporation is a financial holding company headquartered in Frankfort, Kentucky. The Company operates 23 banking locations in 13 communities throughout Kentucky, a leasing company, a data processing company, and an insurance company. Its stock is publicly traded on the National Association of Securities Dealers Automated Quotation System (NASDAQ) SmallCap Market tier, under the symbol: FFKT.